EXHIBIT 21


                         SUBSIDIARIES OF THE REGISTRANT


                                        STATE OF                   PERCENTAGE
         NAME                        INCORPORATION                OF OWNERSHIP
         ----                       ----------------              ------------
The Ohio Valley Bank Company              Ohio                         100%

Loan Central, Inc.                        Ohio                         100%

Ohio Valley Financial Services
  Agency, LLC                             Ohio                         100%

Ohio Valley Statutory Trust I             Ohio                         100%

Ohio Valley Statutory Trust III           Ohio                         100%

ProAlliance Corp.                         Ohio                           9%